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                                                                       EXHIBIT 2

                     IDENTIFICATION OF MEMBERS OF THE GROUP

         The members of the Group are Ernest H. Cockrell, Texas Production Company, Cockrell Investment Partners, L.P. and Cockrell Equity Partners, L.P. Ernest H. Cockrell is Chairman of Texas Production Company, the general partner of each of Cockrell Investment Partners, L.P. and Cockrell Equity Partners, L.P.